Exhibit 4.1         Common Stock Compensation Agreements


                          Secretary's Certification
                      Bravo! Foods International Corp.

      The undersigned, Roy G. Warren, Secretary of Bravo! Foods
International Corp., a corporation duly organized and existing in accordance with the laws of Delaware, does hereby certify that, on August 14, 2000, a duly called and constituted meeting of the Corporation's Board of Directors was held and, by unanimous vote of the Board of Directors, the following resolutions were passed and adopted:

      To authorize the payment of certain fees owed to Mr. Tim Ransom d/b/a The Ransom Group in the common stock of the Corporation pursuant to a certain Advisory and Consultant Agreement Compensation Plan between the Corporation and Mr. Ransom dated February 2, 2000, in the amount of $37,500 at a per share price of $0.75; and that the Corporation cause the filing of a Form S-8 Registration Statement under the Securities Act of 1933 with respect to such shares of common stock.

      To authorize the issuance of 1,000 shares of the Corporation's common stock for each month of employment with the Corporation by Susan Lurvey and Dennis Chapman, less stock compensation previously paid to these employees. Subsequent the end of this fiscal year, the compensation of each of these employees, if still employed, will be reviewed annually; and that the Corporation cause the filing of a Form S-8 Registration Statement under the Securities Act of 1933 with respect to such shares of common stock.

      IN WITNESS WHEREOF, I have set my hand and caused the seal of the Corporation to be affixed hereto on this September 24, 2001.

[Corporate Seal]


                                       ______________________________
                                       Roy G. Warren
                                       Secretary